UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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GRANITE CONSTRUCTION INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GRANITE CONSTRUCTION INCORPORATED
585 West Beach Street
Watsonville, California 95076

Notice of Annual Meeting of Shareholders

April 11, 2008

Date:	Monday, May 19, 2008
Time:	10:30 a.m., Pacific Daylight Time
Place:	Embassy Suites 1441 Canyon Del Rey Seaside, California 93955

Purposes of the Meeting:

•	To elect three (3) directors for the ensuing three-year term;

•	To act upon a proposal to amend the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan;

•	To ratify the appointment by the Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	To consider any other matters properly brought before the meeting.

Who May Attend the Meeting?

Only shareholders, persons holding proxies from shareholders and invited representatives of the media and financial community may attend the meeting.

Record Date:

March 20, 2008 is the record date for the meeting. This means that if you own Granite stock at the close of business on that date, you are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

We have included a copy of the annual report for the fiscal year that ended December 31, 2007 with the proxy solicitation materials delivered to each shareholder of record as of March 20, 2008. The annual report is not part of the proxy solicitation materials.

Shareholder List:

For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relative to the meeting during regular business hours at Granite’s headquarters located at 585 West Beach Street, Watsonville, CA 95076. The shareholder list will also be available at the annual meeting.

Proxy Voting:

Your vote is important. Please vote and return your proxy card promptly so your shares can be represented at the meeting even if you plan to attend. We have enclosed a postage-paid envelope for your convenience. You may revoke your proxy without affecting your right to vote in person if you decide to attend the meeting. Your proxy card has specific instructions on how to vote.

By Order of the Board of Directors,

Michael Futch
Vice President, General Counsel and Secretary

Important Notice Regarding
the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 19, 2008

The proxy statement, sample proxy cards and the 2007 annual report to shareholders are available under “Proxy Materials” under the Investor Relation tab at www.graniteconstruction.com.

To get directions to the annual meeting of shareholders, call our Investor Relations Department at 831.761.4714.

Page
No.

1	Proxy Statement
1	Availability on the Internet
1	Voting Information
1	Who Pays for this Solicitation?
1	Who Can Vote?
2	Voting Procedures
3	After I Return My Proxy Card Can I Change or Revoke My Proxy?
3	Can I Vote at the Annual Meeting instead of Voting by Proxy?
3	What Constitutes a Quorum?
3	Who Supervises the Voting at the Meeting?
3	The Board of Directors
3	Election of Directors
4	Nominees for Election of Directors with Terms Expiring at the 2008 Annual Meeting
5	Continuing Directors with Terms Expiring at the 2009 Annual Meeting
5	Continuing Directors with Terms Expiring at the 2010 Annual Meeting
6	Information about the Board of Directors and Corporate Governance
6	Committees of the Board
8	Executive Sessions and the Presiding Director
8	Board of Directors’ Nomination Policy
10	Director Independence
11	Board and Annual Shareholder Meeting Attendance
11	Communications with the Board
11	Code of Conduct
11	Granite Website
12	Executive & Director Compensation and Other Matters
12	Compensation Discussion and Analysis
12	Compensation Philosophy
12	Objective of the Compensation Program
13	Factors Considered in Determining Executive Compensation
14	Compensation Elements and Reasons for Payment
15	Table 1 – Incentive Weighting (Corporate and Division Incentive Programs) and Opportunity
16	Use of Restricted Stock in the Incentive Program
16	Corporate Incentive Program Performance Measures
17	Table 2 – Incentive Compensation (Cash and Restricted Stock) Earned under the Corporate Incentive Program in 2007
18	Division Incentive Program Performance Measures
19	Table 3 – Incentive Compensation (Cash and Restricted Stock) Earned under the Corporate and Division Incentive Programs in 2007
19	Policy Regarding Recovery of Award if Basis Changes Because of Restatement
19	Role of NEOs in Determining Executive Compensation
19	Key Management Deferred Compensation Program
20	Perquisites

20	Impact of Accounting and Tax Treatments of a Particular Form of Compensation
21	Change-in-Control Arrangements
22	Compensation Committee Report
23	Summary Compensation Table
25	All Other Compensation
26	Grants of Plan-Based Awards
27	Outstanding Equity Awards at Fiscal Year End
28	Stock Vested
29	Nonqualified Deferred Compensation
30	Potential Payments upon Termination or Change in Control
31	Director Compensation
31	Cash Compensation
32	Equity Compensation
33	Director Compensation Table
34	Stock Ownership of Beneficial Owners and Certain Management
37	Section 16(a) Beneficial Ownership Reporting Compliance
37	Equity Compensation Plan Information
37	Certain Relationships and Related Transactions
38	Report of the Audit/Compliance Committee
39	Principal Accountant Fees and Services
39	Audit Committee Pre-Approval Policies and Procedures
40	Proposal to Amend the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan
41	Material Terms of the Amendment
42	Certain Award Limits
42	Performance Awards
43	Performance Measures
44	Vote Required and Board of Directors Recommendation
44	Ratification of Independent Registered Public Accounting Firm
45	Shareholder Proposals to be Presented at the 2009 Annual Meeting
45	Other Matters

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to Granite shareholders on or about April 11, 2008. Granite Construction Incorporated, a Delaware corporation, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2008 annual meeting of shareholders being held on May 19, 2008, or any subsequent adjournment or postponement. We solicit proxies to give all shareholders of record an opportunity to vote on matters listed in the accompanying Notice of Annual Meeting of Shareholders and or any other matters that may be presented at the annual meeting. In this proxy statement you will find information, which we are providing to assist you in voting your shares.

Granite Construction Incorporated was incorporated in Delaware in January 1990 as the holding company for Granite Construction Company, which was incorporated in California in 1922. All dates in this proxy statement referring to service with Granite also include periods of service with Granite Construction Company.

Availability on Internet

This proxy statement, the proxy cards and the 2007 Annual Report to Shareholders are available for viewing, printing and downloading under “Proxy Materials” under the Investor Relations tab at Granite’s website, www.graniteconstruction.com. For more information please refer to the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2008” which accompanies this proxy statement. Next year, shareholders will be given the option to access proxy materials and the annual report and/or vote online. By electing this method you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. We will provide details on how to access the materials and voting online well in advance of next year’s meeting.

Voting Information

Who Pays for this Solicitation?

Granite pays for the cost of the solicitation of this proxy solicitation. We will request banks and brokers, and other custodians, nominees and fiduciaries to solicit their customers who own our stock. We will reimburse their reasonable, out-of-pocket expenses for doing this. Our directors, officers and employees may also solicit proxies by mail, telephone, personal contact, telegraph, or through online methods without additional compensation.

Who Can Vote?

You will receive notice of the annual meeting and you can vote if, as of the close of business on March 20, 2008, you were a shareholder of record of Granite’s common stock. Each share of Granite stock you own is entitled to one vote. You may vote all shares owned by you as of the record date, including shares held directly in your name as the shareholder of record, and shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. As of the close of business on March 20, 2008, there were 38,013,203 shares of common stock issued and outstanding.

Voting Procedures

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not indicate how you want your shares voted, they will be voted as your Board of Directors recommends by the persons named on your proxy card. This proxy statement contains a description of each item that you are to vote on along with your Board’s recommendations. Below is a summary of your Board’s recommendations:

For election of all three nominated directors;

For the proposal to amend the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan;

For ratification of the appointment of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

As to any other item that may be properly proposed at the annual meeting, the shares will be voted in the discretion of the persons named on your proxy card, including a motion to adjourn the annual meeting to another time or place.

If there is a quorum, nominees for election to the Board who receive a majority of the shares voted will be elected as members of your Board of Directors for the upcoming three-year term. This means that a majority of votes cast “for” a director must exceed the number of votes cast “against” a director, excluding abstentions. The proposal to amend the Amended and Restated 1999 Equity Plan also requires a majority of the shares voted for passage. The other proposal included in this proxy statement requires the affirmative vote of the votes cast for passage. Any other matters properly proposed at the meeting will also be determined by a majority of the votes cast except as otherwise required by law or by Granite’s Certificate of Incorporation or Bylaws. This includes a motion to adjourn the annual meeting to another time or place (which includes by reason of soliciting additional proxies).

If you hold shares in a brokerage account and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, a broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker does not have discretionary voting power with respect to that proposal and/or has not received voting instructions from you. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes on that proposal will not be counted in determining the number of shares necessary for approval, except with respect to proposals requiring the affirmative vote of the issued and outstanding shares at the record date.

After I Return my Proxy Card Can I Change or Revoke my Proxy?

You can revoke your proxy at any time before the annual meeting. You may revoke your proxy card either by filing with our Secretary a written revocation or a properly signed proxy card bearing a later date, or by attending the meeting and voting in person if you are a shareholder of record. Your proxy card gives specific instructions on how to vote.

Can I Vote at the Annual Meeting instead of Voting by Proxy?

You may attend the annual meeting and vote in person instead of voting by proxy, however, we strongly encourage you to complete and return the enclosed proxy card to ensure that your shares are voted.

What Constitutes a Quorum?

Granite’s Bylaws require a quorum to be present in order to transact business at the meeting. A quorum consists of a majority of the shares entitled to vote, either in person or represented by proxy. In determining a quorum we count votes for and against, abstentions and broker non-votes as present.

Who Supervises the Voting at the Meeting?

Granite’s Bylaws and policies also specify that, prior to the annual meeting, management will appoint an independent Inspector of Elections to supervise the voting at the meeting. The Inspector decides all questions as to the qualification of voters, the validity of proxy cards and the acceptance or rejection of votes. Before assuming his or her duties, the Inspector will take and sign an oath that he or she will faithfully perform his or her duties both impartially and to the best of his or her ability.

The Board of Directors

Election of Directors

The Board of Directors is divided into three classes. We keep the classes as equal in number as possible, however, the number of directors in a class depends on the total number of directors at any given time. Each director serves for a term of three years. The classes are arranged so that the terms of the directors in each class expire at successive annual meetings. This means that shareholders annually elect approximately one-third of the members of the Board. Granite currently has nine directors on the Board.

The terms of David H. Watts, J. Fernando Niebla and Gary M. Cusumano will expire at the 2008 annual meeting. The Board has nominated these three individuals for new terms that will expire at the 2011 annual meeting and until his successor is elected and qualified unless he resigns or upon his death, removal, or other cause identified in Granite’s Bylaws.

Management knows of no reason why any of these nominees should be unable or unwilling to serve. Each nominee has accepted the nomination and agreed to serve as a director if elected by the shareholders. However, if any nominee should for any reason become unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies will vote for that substitute nominee. You cannot vote for more than three nominees.

The Board of Directors recommends a vote “FOR” each of the above-named nominees.

Nominees for Election of Directors with Terms Expiring at the 2008 Annual Meeting

David H. Watts Director since 1988
Mr. Watts has served as our Chairman of the Board since May 1999. He also served as our Chief Executive Officer from October 1987 to December 2003 and as our President from October 1987 to January 2003. He was formerly President and Chief Executive Officer and a director of Ford, Bacon & Davis, Inc., an industrial engineering and construction firm. Mr. Watts currently serves as a director of the California Chamber of Commerce, of which he is a past Chair, Transportation California, the Monterey Bay Area Council of the Boy Scouts of America, and the California Business Roundtable. He holds a B.A. degree in Economics from Cornell University. Age 69.

J. Fernando Niebla Director since 1999
Mr. Niebla has served as President of International Technology Partners L.L.C., an information technology consulting company based in Orange County, California since August 1998. Mr. Niebla is a director of Union Bank of California, Pacific Life Corp and Integrated Healthcare Holdings, Inc. He holds a B.S. degree in Electrical Engineering from the University of Arizona and an M.S. QBA from the University of Southern California. Age 68.

Gary M. Cusumano Director since 2005
Mr. Cusumano retired in 2006 as Chairman of The Newhall Land and Farming Company, a developer of new towns and master-planned communities in north Los Angeles County, in which capacity he served since Lennar and LNR Properties acquired Newhall Land in 2004. Prior to the acquisition, he served as Chief Executive Officer from 2001 to 2004, and director since 1995. He is currently a director of Forest Lawn Memorial Parks and Mortuaries and Simpson Manufacturing Co. Mr. Cusumano holds a B.S. degree in Economics from the University of California, Davis and is a graduate of the Sloan Program at the Stanford University Business School. Age 64.

Continuing Directors with Terms Expiring at the 2009 Annual Meeting

David H. Kelsey Director since 2003
Mr. Kelsey has served as Senior Vice President and Chief Financial Officer of Sealed Air Corporation, an S&P 500 manufacturer of specialty packaging for food and other protective applications, since December 2003 and served as Vice President and Chief Financial Officer between January 2002 and December 2003. Mr. Kelsey holds a B.S.E. degree in Civil and Geological Engineering from Princeton University and an M.B.A. degree from Harvard University Graduate School of Business. Age 57.

James W. Bradford, Jr. Director since 2006
Mr. Bradford has served in various capacities at Vanderbilt University, Owen School of Management. From March 2005 to present, he has served as Dean and Ralph Owen Professor for the Practice of Management. Between 2002 and March 2005, he served as Acting Dean, Associate Dean Corporate Relations, Clinical Professor of Management and Adjunct Professor. Between 1999 and September 2001, he served as President and Chief Executive Officer of United Glass Corporation, and from 1992 to 1999, he served as President and Chief Executive Officer of AFG Industries. Mr. Bradford is currently a director of Genesco, Inc. and Clarcor, Inc. He holds a B.A. degree in History and Political Science from the University of Florida and a J.D. degree from Vanderbilt University. Age 60.

Continuing Directors with Terms Expiring at the 2010 Annual Meeting

William G. Dorey Director since 2004
Mr. Dorey has been an employee of Granite since 1968 and has served in various capacities, including Chief Executive Officer since January 2004 and President since February 2003. He also served as Chief Operating Officer between May 1998 and January 2004, Executive Vice President between November 1998 and February 2003, Senior Vice President between 1990 and 1998, Manager, Branch Division from 1987 to 1998, and Vice President and Assistant Manager, Branch Division from 1983 to 1987. Mr. Dorey has been a director of Granite since January 2004. Mr. Dorey holds a B.S. degree in Construction Engineering from Arizona State University. Age 63.

Rebecca A. McDonald Director since 1994
Ms. McDonald served as President, Gas and Power, BHP Billiton from March 2004 to September 2007, and from October 2001 to January 2004, she served as President of the Houston Museum of Natural Science. Ms. McDonald holds a B.S. degree in Education from Stephen F. Austin State University. Age 55.

William H. Powell Director since 2004
Mr. Powell served as Chairman and Chief Executive Officer of National Starch and Chemical Company from 1999 until he retired in 2006. He is currently the Chairman, Board of Trustees of State Theatre Performing Arts Center in New Brunswick, New Jersey and serves as a director of Arch Chemical Company. Mr. Powell holds a B.A. degree in Chemistry and an M.S. in Chemical Engineering from Case Western Reserve University and an M.A. in Business Administration from the University of North Dakota. Age 62.

Claes G. Bjork Director since 2006
Mr. Bjork served as Chief Executive Officer of Skanska AB, Sweden, one of the world’s largest construction companies, from 1997 to 2002. He also served as President of Skanska USA from 1984 to 1996, Vice President from 1978 to 1984 and held various project management and field positions within Skanska USA from 1969 to 1977. From 1998 through 2000, Mr. Bjork served as Chairman of Scancem Cement Company and is currently on the board of Qlik Technologies, Inc., the Swedish American Chamber of Commerce and a small start-up company. He studied Civil Engineering in Sweden. Age 62.

Information about the Board of Directors and Corporate Governance

Committees of the Board

The following are the standing committees of the Board of Directors. Membership and the number of meetings held in 2007 are shown in the following chart.

Nominating
	Audit/		& Corporate
	Compliance	Compensation	Governance	Strategic Planning	Executive
Claes G. Bjork*		X			X
James W. Bradford, Jr.*	X			Chair
Gary M. Cusumano*		X	X	X
William G. Dorey					X
David H. Kelsey*	Chair
Rebecca A. McDonald*(1)		X	Chair		X
J. Fernando Niebla*	X		X	X
William H. Powell*	X	Chair		X	X
David H. Watts				X	Chair

Number of Meetings in 2007	12	7	6	1(2)	1

*	Independent directors
(1)	Presiding Director
(2)	The Committee also worked with management independently on various strategic initiatives throughout the year.

Audit/Compliance Committee
A description of the functions and activities of the Audit/Compliance Committee is in the “Report of the Audit/Compliance Committee” on Page 6 of this proxy statement and in the Audit/Compliance Committee charter. All members of the Committee are non-employee directors who are independent under the listing standards of the New York Stock Exchange. Each member also satisfies the Securities and Exchange Commission’s (the “SEC”) requirement of independence. The Board has determined that Mr. Kelsey meets the criteria as an audit committee financial expert as defined by SEC rules. The Board of Directors has also determined that all members of the Committee are financially literate as required by the listing standards of the New York Stock Exchange. You can view and print the Audit/Compliance Committee’s charter on Granite’s website (see “Granite Website” on Page 11).

Compensation Committee
All members of the Committee meet the independence requirements under the listing standards of the New York Stock Exchange. The Committee reviews and recommends compensation for our directors, the Chief Executive Officer and other named executive officers, and overall compensation plans and strategies to the Board for their consideration and approval. In addition, the Compensation Committee administers the Amended and Restated 1999 Equity Incentive Plan (the “Plan”) with respect to persons subject to Section 16 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan is administered only by the Compensation Committee, which includes at least two “non-employee directors” within the meaning of Section 162(m). If you desire additional information concerning the Compensation Committee, you can read the Compensation Committee charter on Granite’s website (see “Granite Website” on Page 11 of this proxy statement).

Nominating and Corporate Governance Committee
All members of the Committee meet the independence requirements under the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee recommends and nominates persons to serve on the Board of Directors. The Committee also develops and recommends corporate governance principles and practices to the Board and annually reviews the Board’s performance. The Committee’s policy for considering director candidates, including shareholder recommendations, is discussed in more detail below under the heading “Board of Directors’ Nomination Policy.” This policy and the Nominating and Corporate Governance Committee’s charter are available on Granite’s website (see “Granite Website” on Page 11).

Strategic Planning Committee
The Strategic Planning Committee reviews and recommends for approval the Strategic Plan developed by management and provides overall strategic planning direction. The Committee also works with management independently on various strategic initiatives throughout the year.

Executive Committee
The Executive Committee’s responsibility is to carry out the powers and authority of the Board in the management of Granite’s business within limits set by the Board. The Committee reviews and approves decisions determined in accordance with the current “Limits of Authority” as adopted and revised from time to time by the Board. Non-employee members of the Executive Committee do not receive any meeting fees or other compensation for their service on the Committee.

Executive Sessions and the Presiding Director

At each regular Board of Directors’ meeting, the Board schedules an executive session that consists entirely of non-employee directors. In 2006, the Board elected Rebecca A. McDonald, Chairman of the Nominating and Corporate Governance Committee, as our Presiding Director. The Presiding Director presides over executive sessions of the independent members of the Board and over all meetings at which the Chairman of the Board is not present. In addition, he or she acts as a liaison between the Chairman and the Board, and assists in setting the Board meeting agenda. A new Presiding Director is elected every two years.

Board of Directors’ Nomination Policy

Evaluation Criteria and Procedures
Members of the Board of Directors of Granite are divided into three classes and are nominated for election for staggered three-year terms. The Board, its members, its committee structure and performance and its overall governance performance are continuously reviewed. Included in this review is a careful evaluation of the mix of skills and experience of Board members weighed against Granite’s current and emerging operating and strategic challenges and opportunities. These evaluations are made on the basis of observations and interviews with management and with Board members conducted annually by the Nominating and Corporate Governance Committee, with the assistance of an independent executive search firm. The activities of the executive search firm are coordinated by the Director of Human Resources.

Current Board members whose performance, capabilities, and experience meet Granite’s expectations and needs are nominated for reelection in the year of their term’s completion. In accordance with Granite’s Corporate Governance Guidelines, Board members are not re-nominated after they reach their 72nd birthday.

Each member of the Board of Directors must meet a set of core criteria, referred to as the “three C’s”: Character, Capability, and Commitment. Granite was founded by persons of outstanding character, and it is Granite’s intention to ensure that it continues to be governed by persons of high integrity and worthy of the trust of its shareholders. Further, Granite intends to recruit and select persons whose capabilities, including their educational background, their work and life experiences, and their demonstrated records of performance will ensure that Granite’s Board will have the balance of expertise and judgment required for its long-term performance and growth. Finally, Granite will recruit and select only those persons who demonstrate that they have the commitment to devote the time, energy, and effort required to guarantee that Granite will have the highest possible level of leadership and governance.

In addition to the three C’s, the Board recruitment and selection process assures that the Board composition meets all of the relevant standards for independence and specific expertise. For each new recruitment process, a set of specific criteria is determined by the Nominating and Corporate Governance Committee with the assistance of the executive search firm and the Chairman of the Board, utilizing the interview process noted above. These criteria may specify, for example, the type of industry or geographic experience that would be useful to maintain and improve the balance of skills and knowledge on the Board. After the search criteria are established, the executive search firm utilizes its professional skills and its data sources and contacts, including current Granite Board members and officers, to seek appropriate candidates. The credentials of a set of qualified candidates provided by the search process are submitted for review by the Nominating and Corporate Governance Committee, the Chairman of the Board and senior officers. Based on this review, the Nominating and Corporate Governance Committee invites the top candidates for personal interviews with the Committee and Granite’s executive management team.

Normally, the search, review, and interview process results in a single nominee to fill a specific vacancy. However, a given search may be aimed at producing more than one nominee and the search for a single nominee may result in two candidates of such capability and character that both might be nominated, with term classes restructured following additional vacancies.

It is Granite’s intention that this search and nomination process consider qualified candidates referred by a wide variety of sources, including all of Granite’s constituents – its customers, employees, shareholders, and members of the communities in which it operates. The search firm will include all referrals in its screening process and bring qualified candidates to the attention of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for assuring that all relevant sources of potential candidates have been canvassed.

Shareholder Recommendation and Direct Nomination of Board Candidates
Consistent with the Bylaws and the Nominating and Corporate Governance Committee Charter, Granite will review and consider for nomination any candidate for membership to the Board recommended by a shareholder, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate for consideration in connection with an election at a specific annual meeting should notify Granite well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the date specified below with respect to direct nominations.

In addition, Granite’s Bylaws provide that any shareholder entitled to vote in the election of directors may directly nominate a candidate or candidates for election at a meeting provided that timely notice of his or her intention to make such nomination is given. To be timely, a shareholder nomination for a director to be elected at an annual meeting must be received by Granite not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year’s annual meeting of shareholders was released to shareholders and must contain the information specified in the Bylaws. The Committee will consider nominees to the Board recommended by shareholders as long as the shareholder gives timely notice in writing of his or her intent to nominate a director. To be timely, a shareholder nomination for a director to be elected at the 2008 annual meeting must be received at Granite’s principal office, addressed to the Corporate Secretary, on or before December 21, 2008.

Director Independence

Under the listing standards of the New York Stock Exchange, a director is considered independent if the Board determines that the director has no material relationship with Granite. In determining independence, the Board considers pertinent facts and circumstances including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board follows these guidelines when assessing the independence of a director:

•	A director who, within the last three years is, or has been, an employee of Granite or whose immediate family member is, or has been within the last three years, an executive officer of Granite, may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

•	A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Granite, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or CEO or other executive officer and compensation received by an immediate family member for service as an employee of Granite (other than an executive officer) will not be considered in determining independence under this test.

•	The following directors may not be deemed independent: (A) a director who is affiliated with or employed by or whose immediate family member is a current partner of a firm that is Granite’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice; or (D) a director or immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Granite’s audit within that time.

•	A director who or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Granite’s present executive officers at the same time serves or served on that company’s compensation committee may not be deemed independent.

•	A director who is a current employee or whose immediate family member is a current executive officer of a company that has made payments to, or received payments from, Granite for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues for that fiscal year may not be deemed independent.

The Board reviews the independence of all non-employee directors every year. For the review, the Board relies on information from responses to questionnaires completed by directors and other sources.

Directors are required to immediately inform the Nominating and Corporate Governance Committee of any material changes in their or their immediate family members’ relationships or circumstances that could impact or change their independence status.

During 2007, all non-employee directors who served on the Board for all or a part of the year, were identified as independent under the listing standards of the New York Stock Exchange; namely, Claes G. Bjork, James W. Bradford, Jr., Gary M. Cusumano, David H. Kelsey, Rebecca A. McDonald, J. Fernando Niebla and William H. Powell.

Board and Annual Shareholder Meeting Attendance

During 2007, the Board of Directors held eight meetings. All directors as a group attended an average of 99% of the total number of meetings of the Board and any committee on which they served. Except for irreconcilable conflicts, directors are expected to attend the annual shareholder meeting. The Annual Meeting Attendance Policy is a part of Granite’s Board of Directors Corporate Governance Guidelines and Policies and is posted on Granite’s website (see “Granite Website” below). All directors attended Granite’s 2007 annual shareholder meeting.

Communications with the Board

Any shareholder or other interested party wishing to communicate with the Board of Directors, or any particular director, including the Presiding Director, can do so by following the process described in the Communications with the Board of Directors Policy. The policy is posted on Granite’s website (see “Granite Website” below).

Code of Conduct

Granite’s Code of Conduct applies to all Granite employees, including the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and all directors. The Code of Conduct is available on Granite’s website at www.graniteconstruction.com at the “About Us” site under “Core Values”. We will also post any amendments to its Code of Conduct at this location on our website. You can obtain a copy of the Code of Conduct, without charge, by contacting Granite’s Human Resources Department at
831.724.1011.

Granite Website

The following charters and policies are available on Granite’s website at the Corporate Governance site under Investor Relations at www.graniteconstruction.com: the Audit/Compliance Committee Charter, the Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter, the Corporate Governance Guidelines and Policies, the Board of Directors’ Nomination Policy, the Shareholder Communication to the Board Policy and Granite’s Code of Conduct. You can also request copies of these charters and policies in print without charge by contacting Granite’s Investor Relations Department at 831. 761.4714.

Executive and Director Compensation and Other Matters

Compensation Discussion and Analysis

Compensation Philosophy

Compensation paid to the named executive officers (the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Granite West and Granite East Managers, or “NEOs”) is structured to align with the Company’s short-term and long-term performance objectives. We believe that the most effective way to enhance Company performance is to place the NEOs’ compensation at risk and dependent on business performance. Consequently, base salaries for NEOs are set below the 25th percentile point of base salaries for comparable positions reported in industry compensation surveys. Additional compensation and equity awards can be earned only if pre-established financial goals are attained.

Objective of the Compensation Program

The objective of the Company’s compensation program is to attract and retain talented, creative, experienced executives who possess the skills and leadership qualities necessary to compete in the marketplace and to encourage the delivery of consistent financial performance and growth of shareholder value.

The Company has developed a three-tier program consisting of the following elements:

•	Base salaries are set at or below the 25th percentile of base salaries for comparable positions reported in industry compensation surveys;

•	Cash incentives are earned above predetermined financial performance thresholds; and

•	Stock incentives in the form of restricted stock, are earned above target levels of financial performance.

In addition to the compensation program Granite offers its NEOs:

•	A comprehensive benefits program available to all its salaried employees. The benefits provided include medical, dental, vision, life and accidental death and disability insurance, short and long term disability, paid vacation and holiday pay. NEOs are eligible along with other key management employees, to participate in the Nonqualified Deferred Compensation Program and a program offering periodic medical examinations.

Factors Considered in Determining Executive Compensation

Annually the Compensation Committee reviews available industry compensation survey data to establish the compensation that the NEOs can earn if performance targets are reached. Data is reviewed from benchmark companies with comparable annual revenue. Levels of compensation are matched with expectations for business performance which would justify payment of compensation. The Compensation Committee defines and approves the threshold target and maximum (stretch) performance goals for the NEOs.

The market data is provided by Analytical/FMI, a compensation consulting company that gathers extensive compensation data for companies in the engineering and construction industries. The comparator companies participating in the survey comprise companies competing with Granite for key engineering and construction talent.

The 2006 survey included 50 public and private companies which were viewed as industry peer companies. The data provided by Analytical/FMI analyzes and compares all aspects of the NEOs’ compensation to public and private construction companies. This analysis includes survey data on salary levels, cash incentives, stock incentives and total compensation. The market data provided by Analytical/FMI is used as a reference point to position compensation levels relative to other construction and engineering companies. Analytical/FMI provides a three-factor analysis within the survey called a “regression tool” which includes revenue accountability, reporting level of the chief executive officer within the organization and autonomy to influence the outcome of major decisions, in order to predict compensation. Granite inputs reference points into the regression tool that closely match these three factors. Compensation decisions for 2007 were in part based on an analysis of survey data collected in 2006. For comparative purposes, revenue of $3 billion was used in the regression tool for the Chief Executive Officer and between $1.1 billion and $1.8 billion for the Division Managers. Analytical/FMI had no role in compensation decisions beyond supplying the Compensation Committee with market data.

A sample list of companies that were part of the Analytical/FMI 2006 survey is listed below. Since we use a regression tool to develop market reference data points, we do not control the final companies whose compensation data is part of the composite used by us as a market reference:

• Austin Industries, Inc.	• Perini Corporation
• Barton Malow Company	• Peter Kiewit Sons, Inc.
• Bovis Lend Lease, Inc.	• Sundt Construction
• Centex Construction Group	• TIC- The Industrial Company
• Gilbane Building Company	• Turner Construction
• JE Dunn Construction	• Walbridge Aldinger
• M.A. Mortenson	• Zachry Construction Corp
• Pepper Construction Company

Compensation Elements and Reasons for Payment

Base Salary
The base salaries of the NEOs, including the Chief Executive Officer, are generally set at no more than the 25th percentile range of salaries for comparable NEOs in the industry peer companies.

The Compensation Committee sets the base salary of the Chief Executive Officer.

The Compensation Committee believes that setting base salaries at a relatively low level and providing additional performance-based incentives motivates the NEOs to attain the Company’s financial performance goals. In 2007 base salaries were set at or below the 25th percentile for the NEOs.

In January 2007, the base salaries of the NEOs were increased as follows: the Chief Executive Officer’s was increased by 25%, the Chief Financial Officer’s by 5.7%, the Chief Operating Officer’s by 16.6%, and the Granite West Manager’s by 8.3%. The Granite East Manager’s base salary remained the same. The increases were made to bring the NEO’s base salaries closer to the 25th percentile of the market reference developed based on Analytical/FMI’s regression tool.

Cash and Stock Incentives
The NEOs who participate in the Corporate Incentive Program (Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) earn 100% of their incentive compensation based on two financial metrics: Return on Net Assets (“RONA”) and Weighted Average Cost of Capital (“WACC”). The NEOs who participate in the Division Incentive Program (West and East Managers) earn 30% of their incentive from the corporate incentive program and 70% based on the adjusted operating income of the division for which they are accountable. A detailed discussion of performance measures is on Page 16.

Table 1 - Incentive Weighting (Corporate and Division Programs) and Opportunity

				Settlement of Incentive
					Maximum
	Corporate	Division			Value
	Incentive	Incentive	Total		Delivered in
	Program	Program	Maximum	Maximum	Restricted
Name	Weighting	Weighting	Opportunity	Cash	Stock
William G. Dorey
President &	100%	-	$1,350,000	$450,000	$900,000
Chief Executive Officer
William E. Barton
Senior Vice President &	100%	-	$575,000	$235,000	$340,000
Chief Financial Officer
Mark E. Boitano
Executive Vice President	100%	-	$1,050,000	$490,000	$560,000
& Chief Operating Officer
James H. Roberts
Senior Vice President &	30%	70%	$740,000	$340,000	$400,000
Granite West Manager
Michael F. Donnino
Senior Vice President &	30%	70%	$560,000	$240,000	$320,000
Granite East Manager

The Compensation Committee sets the threshold, target and maximum RONA levels and divisional objectives (in consultation with the CEO) at the beginning of the year. The plan provides for cash and stock-based (restricted stock) settlement of final annual incentive earned by the NEOs. Specifically:

•	For actual performance at or above the threshold and up to target, the payout is in cash.

•	For performance above the target and up to the maximum, the payment is made in restricted stock.

•	For the CEO, no more than 50% of total direct compensation is paid in cash; for the other NEOs no more than 60% of total direct compensation is paid in cash.

•	Restricted stock is subject to a five year cliff vesting schedule, except as described below. The vesting schedule is designed to encourage and reward decision making which ensures sustained financial performance over the long term.

Details of performance measures and target levels are discussed in the paragraphs that follow.

Use of Restricted Stock in the Incentive Plan

As described above, the NEOs begin to earn shares of restricted stock once RONA exceeds target performance. A participant in the Corporate Incentive Program can earn his or her maximum number of shares when the maximum RONA level is achieved. The number of shares earned by each NEO is determined by dividing the dollar amount of the executive’s incentive by the average daily closing stock price in the first 30 days of January of the performance year. Setting the stock price in January of the performance year provides added incentive for the NEOs to focus on enhancing shareholder value during the Plan Year. Once granted, restricted stock serves as a retention tool and provides the NEOs with a longer term incentive to grow shareholder value as vesting occurs five years from the grant date unless the executive is over 55 years of age. At 55 years of age, a certain amount of their restricted stock vests each year up to age 62 provided they continue to be employed by the Company. NEOs 62 years of age or older, and eligible for retirement, receive the stock portion of their incentive in fully vested stock or, at the discretion of the Compensation Committee, they may be awarded cash in lieu of restricted stock.

Corporate Incentive Program Performance Measures

The Chief Executive Officer, Chief Financial Officer and Chief Operating Officer earn 100% of their incentive compensation as participants under a program referred to as the Corporate Incentive Program. Two financial metrics are used in the Corporate Incentive Program.

•	Return on Net Assets (“RONA”). RONA is calculated by dividing the net income the Company earns in the year ended December 31, 2007 by its weighted average net assets, adjusted for the purpose of calculating incentive compensation (total weighted average of assets less current liabilities, long-term debt, an estimated value of quarry property which will not be mined within the next five years, and deferred income taxes).

•	Weighted Average Cost of Capital (“WACC”) is the Company’s blended cost of debt and equity. The WACC calculation was approved by the Compensation Committee and was set at 9.5% for 2007 for the purpose of calculating incentive compensation.

The Corporate Incentive Program incorporates RONA and WACC as the primary metrics because of the significant capital needs of the business. The Company’s operations require sizable investment in capital equipment and aggregate reserves, which require periodic replacement. Both the Division Incentive Program and the Corporate Incentive Program are designed to reward high returns on the net assets employed. Reaching targeted returns on net assets and high returns on revenue will generate the cash necessary to replace assets as needed and provide the cash necessary for growth and fair dividend returns to the shareholders. In this way, the incentive compensation paid to the NEOs is aligned with the metrics that directly affect the financial health of the Company and the interests of the shareholders.

Under the Corporate Incentive Program, the threshold that enables NEOs to earn incentive compensation begins when RONA reaches 40% of WACC. Maximum incentive cash compensation is reached when RONA equals WACC. The use of a 40% of WACC threshold was selected to work in concert with the Company’s lower than market salary philosophy. Compensation amounts earned between the threshold and the target are designed to bring the executive’s cash compensation up to a market median salary if the RONA target is achieved. The Company believes this is highly motivational and inspires the executives to focus on delivering financial performance.

The maximum total incentive compensation (cash and stock) that can be earned is achieved when the maximum RONA objective is attained. The maximum RONA objective is established at a level that the Compensation Committee considers indicative of the achievement of superior performance (see the explanation supporting the use of RONA as the Company’s primary compensation metric above). In determining the maximum RONA objective, the Compensation Committee considers the Company’s RONA history, industry comparisons, growth rate, new investment in the business, cost of capital, and the current market conditions the Company is experiencing. The maximum RONA objective is reviewed annually by the Compensation Committee, as is the amount of incentive compensation that can be earned by each of the NEOs if the maximum compensation RONA target is reached.

For 2007, WACC was 9.5%. Threshold, target and maximum RONA objectives for 2007 were set at 3.8% (40% of WACC), 9.5% (100% of WACC) and 15% (160% of WACC), respectively. In 2007, RONA of 15% was achieved. The CEO, the CFO and COO earned their maximum allowable incentive compensation as illustrated in the table below.

Table 2 - Incentive Compensation (Cash and Restricted Stock) Earned under the Corporate Incentive Program in 2007

	Total Incentive		Paid in Restricted Stock
Name	Earned	Cash Incentives	(# of Shares)
William G. Dorey
President &	$1,350,000	$450,000	$900,000 (17,391)
Chief Executive Officer
William E. Barton
Senior Vice President &	$575,000	$235,000	$340,000 (6,570)
Chief Financial Officer
Mark E. Boitano
Executive Vice President &	$1,050,000	$490,000	$560,000 (10,821)
Chief Operating Officer

Equity awards earned in 2007 were granted on March 14, 2008. The number of shares earned was determined by dividing the dollar amount of the executive’s incentive by $51.75, the average of the daily closing stock price in the first 30 days of January of the performance year. Mr. Dorey had elected on June 18, 2007 to defer any incentive amounts earned by him into the Key Management Deferred Compensation Program. He earned a total incentive of $1,350,000 all of which was deferred into the Key Management Deferred Compensation Program. The actual value of the cash and stock portion contributed was $974,326. Refer to Footnote No. 1 of the Nonqualified Deferred Compensation table on Page 29 for a detailed explanation.

Division Incentive Program Performance Measures

The Granite West and Granite East Managers earn 30% of their maximum incentive compensation from the Corporate Incentive Program and 70% from a program based on the performance of their respective divisions known as the Division Incentive Program. This weighting is designed to ensure that the most significant portion of their potential incentive compensation is directly tied to their division’s performance.

For the 30% portion of incentive the mechanics are identical to that of the Corporate Incentive Program. For the remaining 70% the incentive payout is based on achieving predetermined levels of Adjusted Operating Income for the executive’s division.

Adjusted Operating Income is defined as actual operating income adjusted for pre-defined profit or loss items such as interest earned or charged on operating cash flow and accounting eliminations for such items as equipment transfers and materials sales between business units.

Under the Division Incentive Program, executives begin to earn incentive compensation when Division Adjusted Operating Income exceeds an initial threshold consisting of allocated corporate overhead and a charge for the cost of the assets employed by the applicable division. The maximum cash and stock incentive for the Division Incentive Program is paid when a division’s Adjusted Operating Income target is achieved. The Division Adjusted Operating Income targets, as well as the maximum incentive that can be earned by each Division Manager if this target is achieved, are set annually by the Chief Executive Officer and reviewed and approved by the Compensation Committee. In determining Division Adjusted Operating Income targets, consideration is given to the size of the division, the value of the net assets employed, recent division performance history, and current market conditions. If the Division Adjusted Operating Income target is not achieved, the actual cash and stock incentive paid is based on a straight line pro-ration of actual Division Adjusted Operating Income compared to the Division Adjusted Operating Income target. Incentive compensation calculated from the Division Incentive Program which, when added to his salary, is less than 60% of the participant’s total maximum compensation amount is paid in cash. Any additional incentive compensation earned is paid in restricted stock subject to a five year cliff vesting schedule except as discussed below.

In the past five years, including 2007, the divisional threshold targets have been reached five times. During the same period the maximum divisional financial objectives have been achieved for five consecutive years by the Granite West Manager and not reached by the Granite East Manager.

In 2007, the Granite West Manager earned the maximum allowable incentive based on attainment of the corporate RONA goal of 15% and achievement of the division’s Adjusted Operating Income. The Granite East Manager achieved the divisional threshold target but did not achieve maximum performance (see Table 3 below).

Table 3 - Incentive Compensation (Cash and Restricted Stock) Earned under the Corporate and Division Incentive Programs in 2007

	Total Incentive	Cash	Paid in Restricted Stock
Name	Earned	Incentives	(# of Shares)
James H. Roberts
Senior Vice President and	$740,000	$340,000	$400,000	(14,300)
Granite West Manager
Michael F. Donnino
Senior Vice President and	$168,000	$72,000	$96,000	(1,855)
Granite East Manager

Equity awards earned in 2007 were granted on March 14, 2008. The number of shares earned was determined by dividing the dollar amount of the executive’s incentive by $51.75, the average of the daily closing stock price in the first 30 days of January of the performance year.

Policy Regarding Recovery of Award if Basis Changes Because of Restatement

If the basis upon which a previous compensation award is made changes because of a restatement of prior year’s financial results, and the previous award is determined to be an overpayment, it is the Company’s policy to either recover the amount overpaid or to hold the overpayment as a debit against future incentive compensation earned.

There were no adjustments to calculations that affected incentive compensation calculated or paid in 2007.

Role of NEOs in Determining Executive Compensation

All elements of the Chief Executive Officer’s compensation are determined by the Compensation Committee. The Chief Executive Officer attends Compensation Committee meetings and recommends annual salary levels, incentive compensation and payouts for other NEOs to the Compensation Committee for approval. The Compensation Committee utilizes the benchmark data provided by Analytical/FMI because of that firm’s extensive database of compensation data for construction and engineering companies.

Key Management Deferred Compensation Program

NEOs may defer receipt of part or all of their cash incentive compensation under two nonqualified deferred compensation plans: a) the 2005 Key Management Deferred Incentive Compensation Plan, and b) the 2005 Key Management Deferred Compensation Plan.

a)     The 2005 Key Management Deferred Incentive Compensation Plan allows executives to save for retirement in a tax-effective way at minimal cost to the Company. The 2005 Key Management Deferred Incentive Compensation Plan allows each participant to make an annual election to defer the receipt of any whole percentage up to and including 100% of his or her cash incentive compensation. Under this unfunded program, cash incentive amounts deferred by the executive are credited quarterly with hypothetical earnings equal to one-quarter of the sum of the 30-day average of the Lehman Brothers long-term bond index determined as of December 1 of the prior Plan Year, plus 100 basis points, or as determined by the Compensation Committee. On December 1, 2007 that percentage was calculated as 5.88%. In addition, NEOs aged 62 or older who are eligible to receive vested restricted stock upon the achievement certain performance goals, may forgo receipt of their shares and instead receive a cash payment on a specified date in the future including on termination of employment with the Company. Participants must elect to forgo 100% of the stock, and the minimum deferral period is five years. The cash is credited to an account under the 2005 Key Management Deferred Incentive Compensation Plan. This account is credited quarterly with earnings (or losses) equal to an amount determined by the Compensation Committee as though the cash amount had been invested in shares of Company stock for such period, including the payment of dividends for the equivalent number of shares.

b)     The 2005 Key Management Deferred Compensation Plan, allows each participant to make an annual election to defer up to 15% of compensation in excess of amounts allowed under the Company’s qualified retirement plan. In 2007 participants were allowed to defer cash compensation in excess of $225,000 but not in excess of $325,000. Participants also could elect to defer the full amount of their quarterly cash dividends from the Employee Stock Ownership Plan, the amount payable to the participant under the Company’s “Cafeteria Plan,” and up to 85% of their profit sharing cash bonus (in 5% increments). The 2005 Key Management Deferred Compensation Plan allows Company Matching Contributions. The Company annually credits each participant with an amount equal to a percentage of the compensation deferred by the participant. The percentage will equal the matching contribution percentage determined under the Profit Sharing and 401(k) Plan for such Plan Year.

Perquisites

The NEOs are eligible to participate in the Granite Construction Profit Sharing and 401(k) Plan. The Company provides matching contributions on compensation deferred as 401(k) contributions not to exceed 6% of IRS qualified compensation up to $225,000.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

We provide certain stock-based compensation under our Amended and Restated 1999 Equity Incentive Plan (the “Plan”), which is accounted for under FASB Statement No 123 (revised 2004), “Share-Based Payment” (“SFAS 123-R”). Restricted stock compensation cost is measured as the stock’s fair value based on the market price at the date of grant. Restricted stock compensation cost is recognized on a pro-rated basis over the vesting period or the period from the grant date to the first maturity date after the holder reaches age 62 and has completed certain specified years of service, when all restricted shares become fully vested.

Salary and cash incentive payments and deferred compensation are taxable to the executive officer in the year they are paid. Restricted stock incentives are taxable income to the executive officer and provide an income tax deduction for the Company in the year the stock vests. The Company expenses salary and cash incentive payments in the year they are earned.

Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their NEOs, to the extent that compensation exceeds $1 million per executive officer in any fiscal year. This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. The Company’s executive compensation programs have been structured so that any compensation deemed paid in connection with the program is intended to qualify as performance-based compensation which will not be subject to the $1 million limitation.

Change-in-Control Arrangements

In 2007, Granite engaged the services of an outside legal firm to conduct a review of change-in-control arrangements maintained by other public construction companies. The review was initiated as the change-in-control arrangements had not been updated in over fifteen years. Based on this review, the Compensation Committee approved and the Company adopted an Executive Retention and Severance Plan (“Plan”). The Plan replaced the employment and change-in-control agreements that the Company had entered into with certain key executives including the NEOs. All NEOs along with 11 other key employees approved by the Committee are participants (“Participants”) in the Plan.

The purpose of the Plan is to:

•	Provide an incentive to the existing management to remain with the Company during a potential acquisition in order to obtain the best terms for the shareholders or to assure the Company’s viability in executing its strategy if the Company remains independent; and

•	Attract and retain executives by reducing their concerns regarding future employment following a change of control.

The Executive Retention and Severance Plan provides that if an executive officer’s employment with the Company is terminated within three years after a change in control of the Company, or if the executive officer terminates for “good reason”, the executive officer will be entitled to the following benefits unless his/her employment is terminated for cause:

•	A lump sum payment equal to three times the annual average of the aggregate of all annual incentive bonuses earned by the executive officer for the three fiscal years immediately preceding the fiscal year of the change in control;

•	A lump sum payment equal to three times the executive officer’s annual base salary rate in effect immediately prior to the executive officer’s termination upon a change in control;

•	A lump sum payment equal to the annual average of the aggregate employer contribution, less applicable withholding, made on behalf of the executive officer for the three fiscal years preceding the fiscal year of the change in control to the ESOP, profit sharing plan, and any other retirement plan in effect immediately prior to the change in control;

•	A lump sum payment equal to three times the average annual premium cost for group health life and long term disability benefits provided for the three fiscal years preceding the fiscal year of termination;

•	Accelerated vesting of equity awards in accordance with the provisions contained in such plans; and

•	Reasonable professional outplacement services for the executive officer until the earlier of two years following the date of termination or the date on which the executive officer obtains employment.

The amount of payment made to the terminated executive officer will not exceed, and will be reduced if required in order not to exceed the Safe Harbor amount allowable under Section 4999 of the Federal Tax Code.

For purposes of the Executive Retention and Severance Plan,

A “change-in-control” is defined as (i) a merger, consolidation or acquisition of the Company where the shareholders of the Company do not retain a majority interest in the surviving or acquiring corporation; (ii) the transfer of substantially all of our assets to a corporation not controlled by the Company or its shareholders; or (iii) the transfer to affiliated persons of more than 30% of the voting stock of the Company, which leads to a change of a majority of the members of the Board of Directors, and

“Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, causing the executive’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent; (ii) a decrease in the executive’s base salary rate; (iii) relocation of the executive’s work place that increases the regular commute distance between the executive’s residence and work place by more than 30 miles (one way); (iv) or any material breach of the Plan by the Company with respect to the executive during a Change in Control period.

A change-in-control will also affect restricted stock earned under the Amended and Restated 1999 Equity Incentive Plan. This plan provides that if the surviving successor or acquiring corporation does not either assume outstanding restricted stock awards or substitute new restricted stock awards having an equivalent value, the Board of Directors shall provide that any restricted stock awards otherwise unvested shall be immediately vested in full.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and in Granite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Members of the Compensation Committee:
William H. Powell, Chair	Gary M. Cusumano
Claes G. Bjork	Rebecca A. McDonald

Summary Compensation Table

The following table summarizes the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated Named Executive Officers (our “NEOs”) for the fiscal years ended December 31, 2006 and December 31, 2007.

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
				Incentive Plan	Deferred	All Other
			Stock	Compensation	Compensation	Compensation
Name and		Salary	Awards(1)	(2)(3)	Earnings(4)	(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William G. Dorey
President &	2007	450,000	-	1,350,000	0	42,955	1,842,955
Chief Executive	2006	360,000	1,382,034	480,000	2,057	59,675	2,283,766
Officer
William E. Barton
Senior Vice President	2007	275,000	201,896	235,000	0	45,684	757,580
& Chief Financial	2006	260,000	718,459	190,000	255	46,965	1,215,679
Officer
Mark E. Boitano
Executive Vice	2007	350,000	349,305	490,000	0	57,219	1,246,524
President & Chief	2006	300,000	319,116	390,000	276	57,585	1,066,977
Operating Officer
James H. Roberts
Senior Vice President	2007	260,000	288,365	340,000	0	62,153	950,518
& Granite West	2006	240,000	263,507	300,000	155	58,598	862,260
Manager
Michael F. Donnino
Senior Vice President	2007	240,000	31,088	72,000	0	36,333	379,421
& Granite East	2006	240,000	76,674	35,478	418	45,460	398,030
Manager

(1) The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal year ended December 31, 2007 (see Note 12 of the Notes to the Consolidated Financial Statements in Granite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007). The $201,896 is the FAS 123R grant date value of the shares granted to settle the $340,000 earned by Mr. Barton under the Corporate Incentive Plan. The entire grant date value is expensed because 100% of shares granted to Mr. Barton vest immediately.

(2) Amounts in column (e) reflect both the cash awards earned for performance in 2006 but awarded and paid on March 15, 2007 and cash awards earned for performance in 2007 but awarded and paid on March 14, 2008, respectively. Messrs. Dorey, Barton, Boitano, Roberts and Donnino deferred a portion of their non-equity incentive compensation into the Key Management Deferred Compensation Program. Mr. Dorey earned

$1,350,000 of which $450,000 was payable in cash and $900,000 was payable in stock under the Corporate Incentive Plan. Mr. Dorey elected to defer all of his incentive plan earnings; the total deferred amount after tax of $974,324 of which $447,639 was in cash and $526,685 in stock (which would have been the fair market value of the stock as of March 14, 2008 if he had received the stock). Please see the Nonqualified Deferred Compensation table.

(3) Mr. Boitano earned a total incentive of $1,050,000 of which $490,000 was paid in cash and $560,000 was earned and settled in restricted shares on March 14, 2008. Since this grant was not expensed in 2007, the FAS 123R expense will be disclosed in next years’ proxy under column (d). For the grant date value of those shares please refer to the Grants of Plan Based Awards table. Mr. Roberts earned a total incentive of $740,000 of which $340,000 was paid in cash and $400,000 was earned and settled in restricted shares on March 14, 2008. Since this grant, was not expensed in 2007, the FAS 123R expense will be disclosed in next years’ proxy under column (d). For the grant date value of those shares please refer to the Grants of Plan Based Awards table. Mr. Donnino earned a total incentive of $168,000 of which $72,000 was paid in cash and $96,000 was earned and settled in restricted shares on March 14, 2008. Since this grant was not expensed in 2007, the FAS 123R expense will be disclosed in next years’ proxy under column (d). For the grant date value of those shares please refer to the Grants of Plan Based Awards table. For Messrs. Boitano, Roberts and Donnino, the 2006 amount reflects actual incentive payment received in cash and the FAS 123R expense for the incentive settled in stock is reflected under column (d) under 2007.

(4) The amounts in column (f) reflect the above-market earnings on deferred compensation. Above market is any interest above the applicable federal long-term rate that corresponds most closely to the rate used by the plan at the time the interest rate or formula is set.

(5) Please refer to the next table for a detailed break-up of all other compensation.

All Other Compensation

		Profit
		Sharing
		Cash		Nonqualified
		Bonus		Deferred Company	Vehicle and
Name and	401K	Plan	Dividends	Contributions	Insurance	Total
Principal Position	Match	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
William G. Dorey President & Chief Executive Officer	13,500	19,625	871	6,000	2,960	42,955
William E. Barton Senior Vice President & Chief Financial Officer	13,500	19,625	467	6,000	6,093	45,684
Mark E. Boitano Executive Vice President & Chief Operating Officer	13,500	19,625	12,869	6,000	5,225	57,219
James H. Roberts Senior Vice President & Granite West Manager	13,500	19,625	20,180	6,000	2,848	62,153
Michael F. Donnino Senior Vice President & Granite East Manager	12,429	14,772	1,600	6,000	1,533	36,333

Grants of Plan-Based Awards

The following table provides additional information about stock and option awards and equity and non-equity incentive plan awards granted to our NEOs during the year ended December 31, 2007.

								Grant Date
		Estimated Future Payouts under			Estimated Future Payouts under			Fair Value
		Non-Equity Incentive Plan Awards(1)(2)(4)			Equity Incentive Plan Awards(1)(3)(4)			of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(5)
Name	Date	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William G. Dorey	3/14/2008 3/15/2007	$0	N/A	450,000	0	N/A	$900,000	(6) 501,147
William E. Barton	3/14/2008 3/15/2007	$0	N/A	235,000	0	N/A	$340,000	201,896 268,909
Mark E. Boitano	3/14/2008 3/15/2007	$0	N/A	490,000	0	N/A	$560,000	332,529 411,759
James H. Roberts	3/14/2008 3/15/2007	$0	N/A	340,000	0	N/A	$400,000	237,512 367,435
Michael F. Donnino	3/14/2008 3/15/2007	$0	N/A	240,000	0	N/A	$320,000	57,004 -

(1) Estimated future payouts reflect potential awards for the period from January 1 to December 31, 2007.

(2) The amounts shown in column (c) reflect the threshold under the Company’s Corporate and Division plan as applicable. This is zero when the Return on Net Assets (“RONA”) is less than 40% of the Weighted Average Cost of Capital (“WACC”). Column (e) is achieved when the RONA equals the WACC.

(3) The amounts shown in column (f) reflect the threshold level under the Equity Component of the Corporate and Division plans as applicable. This is zero when the RONA is less than 100% of the WACC. Column (h) is based on the RONA exceeding the WACC by a pre-set percentage to reach the maximum RONA target.

(4) Targets for both the Non-Equity and Equity Incentive Awards are marked as N/A because there are no targets. Actual award amounts are calculated based on a straight line pro-ration of the Company’s RONA compared to the WACC.

(5) The amounts shown in column (i) show the fair market value of restricted stock determined in accordance with FAS 123R. These were restricted stock grants made to settle the incentive earned under column (h). The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule, as applicable.

(6) Mr. Dorey has elected to defer his restricted stock award of $526,685 in the Company’s Key Management Deferred Compensation Plan.

For 2007 performance, the number of shares was calculated based on the dollar value of the award earned divided by the average of the daily closing stock price in the first 30 days in January of the Performance Year. The calculated price was $51.75. The fair value is based on the stock price on the grant date as of March 14, 2008 which was $30.73. The number of shares granted is on Pages 16 and 18 in the Compensation Discussion and Analysis section.

Awards granted on March 15, 2007 were earned for performance in 2006. The number of shares was calculated based on the value (dollar) of the award divided by the stock price on the last trading day of the 2006 performance year. The calculated price was $57.75. Mr. Dorey was granted 8,705 shares, Mr. Boitano was granted 6,217 shares, Mr. Barton was granted 4,671 shares, Mr. Roberts was granted 6,382 shares and Mr. Donnino did not receive any shares.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes prior equity awards made to the NEOs that were outstanding as of December 31, 2007.

Stock Awards
Equity Incentive Plan
Awards: Number of
	Unearned Shares, Units or	Market Value of Shares or
	other Rights that Have Not	Units of Stock that Have Not
	Vested.	Vested(1)
Name	(#)	($)
(a)	(b)	(c)
William G. Dorey	- (2)	-
William E. Barton	- (2)	-
Mark E. Boitano	26,105	944,479

James H. Roberts	46,931	1,697,964

Michael F. Donnino	3,720	134,590

(1) The amounts shown in column (c) reflect the December 31, 2007 stock price of $36.18.

(2) In 2006, Messrs. Dorey and Barton became fully vested in all stock awards under Granite’s vesting program, whereby stock is 100% vested when the holder reaches age 62 with 10 years of service. The amounts that vested in 2007 are reflected in the Stock Vested table in columns (b) and (c).

Stock Vested

The following table reflects the number of shares our NEOs acquired upon the vesting of stock awards during 2007 and the value realized before payment of applicable withholding tax and broker commissions.

	Stock Awards
	Number of Shares	Value Realized upon
	Acquired on Vesting(1)	Vesting(2)
Name	(#)	($)
(a)	(b)	(c)
William G. Dorey	0	0
William E. Barton	6,570	201,896
Mark E. Boitano	13,757	717,744
James H. Roberts	10,899	635,739
Michael F. Donnino	10,218	596,016

(1) In 2006, Messrs. Dorey and Barton turned age 62 with 10 years service. Under the Granite vesting program all outstanding stock awards became 100% vested. With respect to performance awards, for 2007, Mr. Dorey and Mr. Barton earned 17,391 and 6,570 shares based on a plan grant price of $51.75. This is the average of the daily closing stock price in the first 30 days of January of the Performance Year. Messrs. Dorey’s and Barton’s stock awards were 100% vested in 2007 and are included in the table above.

(2) The amounts in column (c) reflect the fair value on the day of vesting.

Nonqualified Deferred Compensation

The following table summarizes our NEOs’ compensation under our nonqualified deferred compensation plans for the year ended December 31, 2007 and are also reflected in the Summary Compensation Table above:

	Executive	Registrant	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Year End
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)
William G. Dorey	974,324	5,999	166,503	4,093,531
William E. Barton	7,000	6,000	19,458	367,138
Mark E. Boitano	23,681	4,771	20,906	425,355
James H. Roberts	22,681	6,000	12,430	273,044
Michael F. Donnino	8,200	5,491	31,773	612,906

(1) In 2007, NEOs could defer compensation under two nonqualified deferred compensation plans: the 2005 Key Management Deferred Compensation Plan allows executives to defer cash compensation in excess of amounts allowed under Granite’s qualified retirement plan, subject to specified limits and the 2005 Key Management Deferred Incentive Compensation Plan, which allows for the deferral of cash incentive compensation. Participants are required to make an election each Plan Year with respect to the amount to be deferred, date and form of distribution. A distribution election is irrevocable on the first day of each Plan Year. Amounts in column (b) in the above table are included in the Summary Compensation Table. Messrs. Dorey, Barton, Boitano, Roberts and Donnino deferred a portion of the non-equity incentive compensation into the Key Management Deferred Compensation Plan. Mr. Dorey elected to defer the cash portion of $450,000 and stock portion of $900,000 of his incentive payment of $1,350,000. The value of the cash portion deferred was $447,639 after applicable tax deductions. The value of the restricted stock portion deferred was $526,685 after applicable tax deductions. The restricted value is calculated using the plan price of $51.75 which is the average of the daily closing stock price on the first 30 days of January of the Plan Year, which equates to 17,139 shares. The fair market value of these shares was based on the March 14, 2008 closing stock price of $30.73. The actual amount credited to his account reflects applicable tax deductions.

(2) The 2005 Key Management Deferred Compensation Plan allows deferral of cash compensation in excess of $225,000 but not in excess of $325,000. (These amounts are adjusted from time to time by the Compensation Committee.) Participants can also elect to defer an additional portion equal to the full amount of their quarterly cash dividends from the Employee Stock Ownership Plan, the amount payable to the participant under the Company’s “Cafeteria Plan,” and up to 85% of their profit sharing cash bonus (in 5% increments).

(3) The 2005 Key Management Deferred Compensation Plan allows each participant to make an annual election to defer the receipt of a whole percentage (up to 15% or such other percentage as determined by the Board) of compensation under the Plan as described above. The 2005 Key Management Deferred Incentive Compensation Plan allows each participant to make an annual election to defer the receipt of any whole percentage up to and including 100% of his or her cash incentive compensation.

(4) The 2005 Key Management Deferred Compensation Plan allows Company matching contributions. The Company annually credits each participant with an amount equal to a percentage of the compensation deferred by the participant. The percentage will equal the matching contribution percentage determined under the Profit Sharing and 401(k) Plan for such Plan Year.

(5) Compensation deferred under either plan is credited with quarterly interest based on the 30-day average of the Lehman Brothers long-term bond index determined as of December 1 of the year prior to the Plan Year, plus 100 basis points or such other rate as may be established by the Compensation Committee. In 2007, the rate was 5.88%.

Potential Payments upon Termination or Change in Control

Except in the case of a change in control of the Company, the Company is not obligated to pay severance or other enhanced benefits to NEOs upon termination of their employment.

The following table describes an example of the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment within three years following a change in control of the Company. This example assumes the event occurred on the last business day of the last completed fiscal year, 2007.

	Cash			Accelerated
	Severance	Insurance	Other	Equity
	Payment(1)	Benefits(2)	Compensation(3)	Awards(4)	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
William G. Dorey	4,518,034	28,584	94,779	-	4,641,397
William E. Barton	2,245,027	28,584	94,779	-	2,368,390
Mark E. Boitano	3,601,044	28,584	94,778	944,479	4,668,885
James H. Roberts	2,741,163	28,584	94,779	1,697,964	4,562,489
Michael F. Donnino	1,103,478	28,584	87,172	134,590	1,353,824

(1) The amounts in column (b) reflect a lump sum payment equal to the average of the aggregate annual incentive bonuses earned for the three fiscal years preceding the fiscal year of the change in control and a lump sum payment equal to three times the annual base salary rate in effect immediately prior to the termination.

(2) The amounts in column (c) reflect the lump sum equal to the average cost to the Company of the executive officer’s group insurance benefits, such as life, health and long-term disability, for the three (3) fiscal years ending before the date of termination.

(3) The amounts in column (d) reflect a lump sum payment equal to the average cash equivalent of contributions which would have been made on behalf of the officer for the three (3) fiscal years ending before the date of termination to the ESOP, profit sharing plan, or other retirement plan provided by the Company and in effect as of the date of termination. This amount does not include reasonable professional outplacement services for the executive officer.

(4) In the event of a change in control, if the acquiring corporation elects not to assume or substitute outstanding equity awards, all unexercisable, unvested or unpaid portions of these outstanding equity awards would become immediately exercisable and fully vested. If the executive officer’s service is terminated within twelve (12) months following a change in control, the exercisability, vesting, and payment of the outstanding awards are accelerated effective immediately as of the date of termination. The amounts in column (e) reflect the outstanding equity awards valued at the December 31, 2007 stock value of $36.18. In 2007, Messrs. Dorey’s and Barton’s outstanding stock awards were 100% vested under the Granite vesting program as they qualify for accelerated vesting because they are age 62 with 10 years of service.

Director Compensation

Cash Compensation

From January 2007 through June 2007, non-employee director retainers and meeting fees were paid as described in the proxy published for the 2007 annual shareholders meeting. Non-employee directors received an annual retainer of $60,000, paid in quarterly installments. A fee of $1,000 was paid for each Board of Directors’ meeting attended in person or $750 for each meeting by telephone. In addition, non-employee directors received $600 for each committee meeting attended in person held in conjunction with a regular Board meeting. If the committee meeting was not held in conjunction with a regular Board meeting they were paid $750. A fee of $500 was paid for each committee meeting attended by telephone. No fee was paid for participation in Executive Committee meetings. The Chairman of each committee of the Board of Directors received an additional $8,000 annual retainer, paid in quarterly installments (excluding the Executive Committee Chairman). Audit committee members received an additional $250 for each quarterly review meeting attended by telephone.

In 2007, each non-employee director was required to elect to receive between 50% and 100% of the value of his retainer and meeting fees in the form of Stock Unit Payments (an unfunded bookkeeping entry representing a right granted to the director to receive payment of one share of common stock of the Company) or stock options (the right to purchase common stock of the Company at a stated price for a specified period of time) issued under the Amended and Restated 1999 Equity Incentive Plan. The election must be made prior to the start of the calendar year in which the retainer and fees are earned. If no election is made, a director will receive 50% of the value of his retainer and fees in the form of stock options.

In 2007, a director electing to receive a stock option was granted a non-statutory stock option each quarter for a number of shares of common stock equal to the applicable portion of the quarterly director fee divided by 25% of the average closing sale price of a share of our common stock for the 10 trading days preceding the grant date. The exercise price of the stock option was equal to 100% of the average closing sale price per share of our common stock for the 10 trading days preceding the grant date, in accordance with the terms of the Amended and Restated 1999 Equity Incentive Plan. Stock options granted to directors are fully vested and exercisable on the date of grant. Retired directors must exercise their stock options within three years following their retirement, but in no case later than the expiration of the ten-year term for such stock options.

In 2007, a director electing to receive a Stock Unit Payment was granted an award each quarter for a number of stock units determined by dividing the applicable portion of the quarterly director fee by an amount equal to the average closing price of a share of our common stock for the ten trading days preceding the date of grant. Non-employee directors are not required to pay any additional cash consideration in connection with the settlement of the Stock Unit Payments. Stock Unit Payments are settled when the director’s service with the Company terminates or, if earlier, on an early settlement date elected by the director.

Effective July 1, 2007, the non-employee director program was restructured. Meeting fees were eliminated and replaced with retainers not contingent upon attendance at meetings. Effective January 1, 2008, non-employee directors were no longer required to receive between 50% and 100% of their retainer and meeting fees in the form of Stock Unit Payments or stock options. The non-employee director program was modified to provide an annual retainer of $70,000. The audit, nominating and corporate governance and compensation committees’ members receive an additional retainer of $5,000. Non-employee strategic planning and executive committee members receive an additional retainer of $3,000. The chair of the audit committee receives an annual retainer of $20,000 while the nominating and corporate governance chair receives an additional retainer of $10,000. The compensation and strategic planning committees’ chairs receive additional retainers of $12,000 and $8,000 respectively. All non-employee director retainers and meeting fees are paid in quarterly installments.

Equity Compensation

Each non-employee director, other than the presiding director, receives an annual grant of 1,000 shares of restricted stock. The presiding director of the board receives an annual grant of 1,150 shares of restricted stock. Non-employee director restricted stock awards vest in full at the end of the director’s term. These shares were granted on October 4, 2007 at a fair market value of $53.57.

Director Compensation Table

The following table presents the compensation provided by Granite to our directors for the year ending December 31, 2007.

	Fees Earned or	Stock Award	Option	All Other
	Paid in Cash(1)	Payments(2)	Payments(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Claes G. Bjork	-	5,184	145,566	130	150,880
James W. Bradford	40,885	8,458	79,177	130	128,650
Gary M. Cusumano	78,739	22,958	-	130	101,827
Linda Griego(5)	17,115	-	-	-	17,115
David H. Kelsey	85,140	8,458	-	130	93,728
Rebecca A. McDonald	87,855	5,962	-	150	93,967
J. Fernando Niebla	79,690	22,958	-	130	102,778
William H. Powell	92,071	5,184	-	130	97,385
David H. Watts(6)	-	-	-	405,000	405,000

(1)  The amounts in column (b) reflect retainer and meeting fees paid to non-employee directors for the year ended December 31, 2007. The Fees Earned or Paid are a blend of stock units and cash compensation. In 2007, each non-employee director was required to elect to receive between 50% and 100% of the value of his or her retainer and meeting fees in the form of stock units or stock options. Stock Unit Payments are issued as shares either within 30 days of retirement or on an early settlement date. Early settlement date must be elected prior to the start of the Plan Year and be at least three years after the election date. Stock units are payable in one lump sum or up to four annual installments. The Stock Unit Payments qualify for a dividend, which is paid in the form of a unit and the dividend is based on the fair market value on the record date. Retainer and meeting fees paid as stock units to directors were: Mr. Cusumano - $39,614; Mr. Kelsey - $42,839; Ms. McDonald - $44,831; Mr. Niebla - $40,364; and Mr. Powell - $46,696.

(2)  The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for equity awards granted in the fiscal year ended December 31, 2007 in accordance with FAS 123R. The vesting amounts vary based on the director’s term.

(3)  The amounts in column (d) reflect retainer and meeting fees paid to non-employee directors as option payments for the fiscal year ended December 31, 2007. Stock options cease to be exercisable 10 years from the grant date. Retired directors must exercise their stock options within 36 months of their retirement date, which must be within the original 10 years from grant date.

(4)  Column (e) includes dividends on restricted stock issued on October 4, 2007.

(5)  Ms. Griego resigned from the Board effective March 22, 2007.

(6)  Mr. Watts, Chairman of the Board, is a non-executive employee of the Company. During 2007, Mr. Watts received a salary of $270,000 and a cash bonus of $135,000. Mr. Watts received no additional compensation as a director of the Company.

Stock Ownership of Beneficial Owners and Certain Management

The following table provides information concerning the ownership of our common stock by all directors and nominees, our Chief Executive Officer and our four other most highly compensated executive officers, directors and executive officers as a group, and owners of 5% or more of the outstanding common stock on March 20, 2008.

	Amount and Nature	Percent of
	of Beneficial	Common Stock
Name	Ownership(1)	Outstanding(2)
Emben & Co. (ESOP Trust)	5,147,822	13.54%
c/o BNY Western Trust Company One Wall Street New York, NY 10286
David H. Watts(3)	1,549	*
Claes G. Bjork(4)	19,216	*
James W. Bradford, Jr.(5)	5,874	*
Gary M. Cusumano(6)	5,311	*
David H. Kelsey(7)	10,484	*
Rebecca A. McDonald(8)	15,495	*
J. Fernando Niebla(9)	15,270	*
William H. Powell(10)	8,683	*
William G. Dorey(11)	226,828	*
Mark E. Boitano(12)	193,986	*
William E. Barton(13)	89,857	*
Michael F. Donnino(14)	83,263	*
James H. Roberts(15)	176,833	*
All Executive Officers and Directors as a Group (13 Persons)(3-15)	852,649	2.25%

*	Less than 1%.

(1)  Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)  Calculated on the basis of 38,013,203 shares of common stock outstanding as of March 20, 2008, except that shares of common stock underlying options exercisable within 60 days of March 20, 2008 are deemed outstanding for purposes of calculating the beneficial ownership of common stock of the holders of such options.

(3)  Includes 223 shares of common stock owned by the Employee Stock Ownership Plan (“ESOP”) but allocated to Mr. Watts’ account as of March 20, 2008, over which Mr. Watts has voting but not dispositive power. Mr. Watts became eligible to withdraw his ESOP shares when he turned 59 1/2 and had completed 10 years of vesting service. He can elect to make a withdrawal once during each Plan Year. Also includes 1,326 shares that Mr. Watts holds in trust for the benefit of family members, as to which Mr. Watts and his wife share voting and investment power.

(4)  Includes 8,216 shares of common stock which Mr. Bjork has the right to acquire as of March 20, 2008 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 1,000 shares of common stock granted to Mr. Bjork under the Amended and Restated 1999 Equity Incentive Plan which Mr. Bjork will have the right to acquire on May 17, 2010 as a result of the shares vesting, and 10,000 shares of common stock held in Mr. Bjork’s name.

(5)  Includes 3,163 shares of common stock which Mr. Bradford has the right to acquire as of March 20, 2008 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 711 shares of common stock units and dividends granted to Mr. Bradford under the Amended and Restated 1999 Equity Incentive Plan, 1,000 shares of common stock granted to Mr. Bradford under the Amended and Restated 1999 Equity Incentive Plan which Mr. Bradford will have the right to acquire on May 18, 2009 as a result of the shares vesting, and 1,000 shares of common stock that Mr. Bradford holds jointly with his wife.

(6)  Includes 1,268 shares of common stock which Mr. Cusumano has the right to acquire as of March 20, 2008 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 1,572 shares of common stock units and dividends granted to Mr. Cusumano under the Amended and Restated 1999 Equity Incentive Plan, 1,000 shares of common stock granted to Mr. Cusumano under the Amended and Restated 1999 Equity Incentive Plan which Mr. Cusumano will have the right to acquire on May 19, 2008 as a result of the shares vesting, and 1,471 shares of common stock that Mr. Cusumano holds in trust for the benefit of his family as to which shares Mr. Cusumano and his wife share voting and investment power.

(7)  Includes 5,973 shares of common stock which Mr. Kelsey has the right to acquire as of March 20, 2008 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 1,663 shares of common stock units and dividends granted to Mr. Kelsey under the Amended and Restated 1999 Equity Incentive Plan, 1,000 shares of common stock granted to Mr. Kelsey under the Amended and Restated 1999 Equity Incentive Plan which Mr. Kelsey will have the right to acquire on May 18, 2009 as a result of the shares vesting, and 1,848 shares of common stock that Mr. Kelsey holds jointly with his wife.

(8)  Includes 8,613 shares of common stock which Ms. McDonald has the right to acquire as of March 20, 2008 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 4,607 shares of common stock units and dividends granted to Ms. McDonald under the Amended and Restated 1999 Equity Incentive Plan, 1,150 shares of common stock granted to Ms. McDonald under the Amended and Restated 1999 Equity Incentive Plan which Ms. McDonald will have the right to acquire on May 17, 2010 as a result of the shares vesting, and 1,125 shares of common stock held in Ms. McDonald’s name.

(9)  Includes 11,434 shares of common stock which Mr. Niebla has the right to acquire as of March 20, 2008 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 2,836 shares of common stock units and dividends granted to Mr. Niebla under the Amended and Restated 1999 Equity Incentive Plan, and 1,000 shares of common stock granted to Mr. Niebla under the Amended and Restated 1999 Equity Incentive Plan which Mr. Niebla will have the right to acquire on May 19, 2008 as a result of the shares vesting.

(10)  Includes 3,585 shares of common stock units and dividends granted to Mr. Powell under the Amended and Restated 1999 Equity Incentive Plan, 1,000 shares of common stock granted to Mr. Powell under the Amended and Restated 1999 Equity Incentive Plan which Mr. Powell will have the right to acquire on May 17, 2010 as a result of the shares vesting, and 4,098 shares of common stock that Mr. Powell holds jointly with his wife.

(11)  Includes 80 shares of common stock owned by the ESOP but allocated to Mr. Dorey’s account as of March 20, 2008, over which Mr. Dorey has voting but not dispositive power. Mr. Dorey became eligible to withdraw his ESOP shares when he turned 59 1/2 and had completed 10 years of vesting service. He can elect to make a withdrawal once during each Plan Year. Also includes 226,748 shares that Mr. Dorey holds in trust for the benefit of his family as to which shares Mr. Dorey and his wife share voting and investment power.

(12)  Includes approximately 157,536 shares of common stock owned by the ESOP but allocated to Mr. Boitano’s account, 29,263 shares of restricted stock over which Mr. Boitano has voting, but not dispositive power, as of March 20, 2008, and 7,187 shares of common stock held in Mr. Boitano’s name. Mr. Boitano becomes eligible to make withdrawals of his ESOP shares when he turns 59 1/2 and has completed 10 years of vesting service, at which time he can elect to withdraw from his account once during each Plan Year.

(13)  Includes approximately 69,102 shares of common stock owned by the ESOP but allocated to Mr. Barton’s account as of March 20, 2008. Mr. Barton became eligible to withdraw his ESOP shares when he turned 59 1/2 and had completed 10 years of vesting service. He can elect to make a withdrawal once during each Plan Year. Also includes 20,755 shares Mr. Barton holds jointly with his wife.

(14)  Includes approximately 65,281 shares of common stock owned by the ESOP but allocated to Mr. Donnino’s account as of March 20, 2008, 5,575 shares of restricted stock over which Mr. Donnino has voting, but not dispositive power, as of March 20, 2008, and 12,407 shares of common stock held in Mr. Donnino’s name. Mr. Donnino becomes eligible to make withdrawals of his ESOP shares when he turns 59 1/2 and has completed 10 years of vesting service, at which time he can elect to withdraw from his account once during each Plan Year.

(15)  Includes approximately 127,585 shares of common stock owned by the ESOP but allocated to Mr. Roberts’ account as of March 20, 2008, 39,855 shares of restricted stock over which Mr. Roberts has voting, but not dispositive power, as of March 20, 2008, and 9,393 shares of common stock held in Mr. Roberts’ name. Mr. Roberts becomes eligible to make withdrawals of his ESOP shares when he turns 59 1/2 and has completed 10 years of vesting service, at which time he can elect to withdraw from his account once during each Plan Year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors to report ownership of and transactions in Granite stock with the SEC. For practical purposes, we assist our directors and officers by monitoring transactions and completing and filing the reports on their behalf. All forms were filed timely with the SEC in 2007.

Equity Compensation Plan Information

The following table contains information as of December 31, 2007 regarding stock authorized for issuance under the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan:

			Number of shares
			remaining available for
			future issuance under
	Number of shares to be	Weighted average	equity compensation plans
	issued upon exercise of	exercise price of	(excluding stock reflected
	outstanding options	outstanding options	in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	49,253	$25.53	2,196,184
Total	49,253	$25.53	2,196,184

Certain Relationships and Related Transactions

The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions. They also determine, based on the facts and circumstances, whether the Company or a related person has a direct or indirect interest in the transaction. In addition, the Board of Directors has adopted a written policy and procedures for review and approval of related party transactions involving Granite. The policy requires the Audit/Compliance Committee’s review and approval or ratification of any related party transaction in which Granite is a participant. This includes, among other things, any related party transaction that would be required to be disclosed under the rules and regulations of the Securities and Exchange Commission.

Under the policy, the Audit/Compliance Committee reviews the material facts of all related party transactions that require the Committee’s approval and either approves or disapproves of the entry into the related party transaction. If advance Committee approval of a related party transaction is not feasible, the transaction must be entered into subject to the Committee’s later approval. Thereafter the Committee will consider the transaction, and, if the Committee determines it to be appropriate, ratify it at the next regularly scheduled meeting of the Committee. In determining whether to approve or ratify a related party transaction, the Committee takes into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director who is deemed a related party under the policy with respect to the transaction under consideration may participate in the approval process. All related party transactions approved by the Committee must be disclosed to the full Board of Directors.

Currently, the only related person transaction was the employment in 2007 of David V. Watts, a son of David H. Watts, Chairman of the Board. Mr. Watts was Granite’s Director of Information Technology. During fiscal year 2007, he was paid a salary of $33,456, and other compensation totaling $35,404 (including restricted stock dividends and a commission). Mr. Watts terminated his employment with the Company in February 2007. His relationship with the Company was established prior to the adoption of our related persons transactions policy and procedure.

Report of the Audit/Compliance Committee

The Audit/Compliance Committee is appointed by the Board of Directors. Its purpose is to (a) assist the Board in its oversight of (1) Granite’s accounting and financial reporting principles and policies and internal and disclosure controls and procedures, including the internal audit function, (2) Granite’s system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, (3) the integrity of Granite’s financial statements, (4) the qualifications and independence of Granite’s independent registered public accounting firm, (5) Granite’s compliance with legal and regulatory requirements, and (6) Granite’s Corporate Compliance Program and Code of Conduct; and (b) serve as the Qualified Legal Compliance Committee of the Board of Directors as required. The Committee is solely responsible for selecting, evaluating, setting the compensation of, and, where deemed appropriate, replacing the independent registered public accounting firm (or nominating an independent registered public accounting firm to be proposed for shareholder approval in any proxy statement).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the effectiveness of the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Director of Internal Audit reports directly to the Chairman of the Committee and has direct access and meets regularly with the Committee to discuss the results of internal audits and the quality of internal controls. The Corporate Compliance Officer also reports directly to the Committee, and the Committee reports to the Board of Directors at each meeting.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of Granite’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Granite’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent registered public accounting firm the auditor’s independence from Granite and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board, Standard No. 1.

The Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Granite’s internal controls, including internal control over financial reporting, and the overall quality of Granite’s financial reporting. In addition, the Committee reviewed with management and the independent registered public accounting firm drafts of Granite’s quarterly and annual financial statements and press releases prior to the public release of the quarterly earnings. In addition to the quarterly review, the Committee met with the Chief Executive Officer and the Chief Financial Officer to discuss the process adopted by management to enable them to sign the certifications that are required to accompany reports filed with the SEC.

Based on the review and discussions referred to above, the Committee recommended to Granite’s Board of Directors that Granite’s audited financial statements be included in Granite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2007 and December 31, 2006, were:

	2007	2006
Audit Fees	1,687,625	$1,686,315
Audit Related Fees	139,500	0
Tax Fees	0	0
All Other Fees	1,500	1,500

Total	1,828,625	$1,687,815

Audit Fees were for professional services rendered for the audits of Granite’s consolidated financial statements including audits of internal controls over financial reporting, audits of subsidiary financial statements, and quarterly financial reviews.

Audit Related Fees were for services rendered in connection with assistance with acquisition-related due diligence.

All Other Fees were for a software license in 2007 and 2006.

Audit Committee Pre-Approval Policies and Procedures

The Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. During fiscal year 2007, no services were provided to us by PricewaterhouseCoopers LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Based on its review of the non-audit services provided by PricewaterhouseCoopers LLP, the committee believes that PricewaterhouseCoopers LLP’s provision of such non-audit services is compatible with maintaining their independence.

The Committee also oversees our Ethics and Compliance Program, participates in the annual evaluation of our Compliance Officer and the Director of Internal Audit, and provides a detailed annual report to the Board on the progress of the program and plans for future activities.

Members of the Audit/Compliance Committee: David H. Kelsey, Chair James W. Bradford	J. Fernando Niebla William H. Powell

Proposal to Amend the
Granite Construction Incorporated
Amended and Restated 1999 Equity Incentive Plan

Our Amended and Restated 1999 Equity Incentive Plan (the “Plan”) was originally adopted by the Board of Directors in March 1999 and was most recently approved by our shareholders at our annual meeting held on May 24, 2004. The Plan currently authorizes Granite to issue up to 4,250,000 shares of common stock to employees and directors, of which 2,318,629 shares remain available as of March 20, 2008 for the grant of new incentive awards. So that we may continue to offer a competitive equity incentive program and preserve our ability to deduct in full for federal income tax purposes compensation certain of our executive officers may recognize in connection with performance-based awards that may be granted in the future under the Plan, the shareholders are being asked to approve certain material terms of the Plan related to such awards.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the three other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this limit.

Since the Plan was approved by the shareholders in 2004, we have granted performance units to our executive officers which provide for payments in cash and stock only upon the achievement of certain performance goals. This program has been instrumental in aligning the goals of the executives with the goals of our business plan. Recently, we have decided to shift the focus of our performance unit program by incorporating new performance measures that fit with our evolving business plan. Granite is faced with significant financial challenges as it attempts to meet high growth, profit expectations and continually increase capital investments essential to grow the business and maintain the current levels of operations (for example, replacement costs for aggregate reserves). Basing long-term incentive compensation on economic profit growth will ensure that capital is invested appropriately for the long term and not focus principally on short term results to increase revenue and earnings. We believe it is necessary to amend the Plan to incorporate additional performance measures into the Plan in order to better motivate the participants to meet performance goals related to our current business plan and to enable compensation in connection with awards granted under the Plan to qualify as “performance based” within the meaning of Code Section 162(m) so that it is deductible by Granite for federal income tax purposes.

In addition, in order to continue to offer a competitive incentive compensation program now and in the future so that we can attract and retain talented, creative, experienced executives who possess the skills and leadership qualities necessary to compete in the market place to deliver consistent financial performance and growth of shareholder value, we feel it is necessary and prudent to amend the Plan to increase the cash component limit of performance awards under the Plan. We believe such an increase is consistent with Granite’s compensation program which places NEOs’ compensation at risk and dependent on business performance by, in part, setting base salaries at or below the 25th percentile of base salaries for comparable positions reported in industry compensation surveys and by setting cash incentives earned above pre-

determined financial thresholds (as more fully explained in the Compensation Discussion and Analysis section of this proxy statement). Finally, we believe that increasing only the cash component of incentive awards (which has not been increased since 1999) and not increasing the limit of the stock component of performance awards will provide us additional flexibility in creating the correct, competitive mix of stock and cash granted in such performance awards.

Therefore, the shareholders are being asked to approve an amendment to the Plan that will:

•       add additional performance criteria upon which awards of performance shares, performance units and certain awards of restricted stock and restricted stock units may be based;

•       clarify that the maximum that a participant may receive under the Plan in any one fiscal year is equal to the sum of the Plan’s maximum dollar amount plus the Plan’s maximum number of shares that a participant may receive upon settlement of performance award; and

•       increase the maximum cash component of a performance award that a participant may receive upon settlement of performance units in any one fiscal year to $2,500,000.

The following provisions of the Plan are not being amended:

•       the eligibility requirements for participation in the Plan;

•       the maximum numbers of shares for which stock options, performance shares and awards of restricted stock or restricted stock units based on attainment of performance goals that may be granted to an employee in any fiscal year; and

•       any other provision of the Plan.

While we believe that compensation in connection with such awards under the Plan generally will be deductible by Granite for federal income tax purposes, under certain circumstances, such as a change in control of Granite, compensation paid in settlement of certain performance awards may not qualify as “performance-based.”

Material Terms of the Amendment

The following summary of the amendments to the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is available to any shareholder upon request. As defined in the tax rules, shareholders must approve each of the material terms of performance goals if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) the description of the business measurements on which the performance goals are based, and (iii) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. As discussed above, the employees eligible to receive compensation has not changed. The remaining material terms of the performance-based awards are described below.

Certain Award Limits

To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the Plan establishes a limit on the maximum aggregate number of shares or dollar limit for which any such award may be granted to an employee in any fiscal year.

Pursuant to this amendment, we are increasing the maximum cash component of a performance award that a participant may receive in any one fiscal year from the current amount of $1,500,000 to $2,500,000. None of the Plan’s limits with respect to stock options, restricted stock, restricted stock units or performance shares are being increased or amended.

In addition, this amendment to the Plan will clarify that no more than the amended amount of $2,500,000 may be paid in cash and no more than 100,000 shares of stock may be issued for each full fiscal year contained in the performance period of a performance unit award. None of the limits with respect to stock options, restricted stock, restricted stock units or performance shares are being amended or require clarification.

Performance Awards

This amendment is not intended to change the following current Plan provisions. The Compensation Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Compensation Committee determines in writing and sets forth in a written agreement between Granite and the participant. These awards may be designated as restricted stock, restricted stock units, performance shares or performance units. Restricted stock awards are grants of stock. Restricted stock units, performance shares and performance units are unfunded bookkeeping entries. Performance shares and performance units generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and $100 per unit. Performance awards will specify a predetermined amount of restricted stock, restricted stock units, performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, we may settle performance awards in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Compensation Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of Granite and each parent and subsidiary corporation consolidated with Granite for financial reporting purposes, or such division or business unit of Granite as may be selected by the Compensation Committee.

Performance Measures

Under the current Plan, the Compensation Committee, in its discretion, may base performance goals on one or more of the following performance measures: (a) revenue, (b) operating income, (c) pre-tax profit, (d) net income, (e) gross margin, (f) operating margin, (g) earnings per share, (h) return on shareholder equity, (i) return on capital, (j) return on net assets, (k) economic value added, (l) cash flow.

This amendment to the Plan would modify the list of performance measures such that the Compensation Committee, in its discretion, may base performance goals on one or more of the following performance measures: (a) revenue, (b) operating income, (c) pre-tax profit, (d) net income, (e) gross margin, (f) operating margin, (g) earnings per share, (h) return on shareholder equity, (i) return on capital, (j) return on net assets, (k) economic value added, (l) cash flow and operating cash flow, (m) net operating profits after taxes, (n) net asset value, (o) cost of capital and weighted average cost of capita, (p) economic profit, (q) return on assets, (r) earnings before income tax and depreciation (EBITDA), (s) earnings before income tax (EBIT), (t) return on equity, (u) operating income and adjusted operating income, (v) gross income, (w) return on invested capital, (x) overhead, (y) net operating assets, and (z) safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate).

This amendment does not seek to change other provisions of the current Plan which provide that:

•     The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Compensation Committee. The degree of attainment of performance measures will, according to criteria established by the Compensation Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

•     Following completion of the applicable performance period, the Compensation Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. In its discretion, the Compensation Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on our common stock. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Compensation Committee may provide for the payment of dividend equivalents or interest during the deferral period.

•     Unless otherwise provided by the Compensation Committee, if a participant’s service terminates due to the participant’s death, disability or retirement prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the Plan provides that, unless otherwise determined by the Compensation Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires a number of votes “For” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the annual meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

The Board of Directors believes that approval of the amendment to the Plan is in the best interests of Granite and its shareholders for the reasons stated above.

The Board of Directors unanimously recommends a vote “FOR” this proposal to amend the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan.

Ratification of Independent Registered Public Accounting Firm

The Audit/Compliance Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as Granite’s independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand, have been our auditors since 1982.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting. He or she will be given the opportunity to make a statement if he or she desires and will be available to respond to appropriate shareholder questions.

Although ratification is not required by Granite’s bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. The majority vote present at the annual meeting is required for approval of this proposal. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm, the Audit/Compliance Committee will reconsider the appointment. Even if the selection is ratified, the Audit/Compliance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year it if determines that such a change would be in the best interest of Granite and our shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

Shareholder Proposals to Be Presented
at the 2009 Annual Meeting

Under Granite’s Bylaws, director nominations and proposals for other business to be presented at the annual shareholder meeting by a shareholder may be made only if that shareholder is entitled to vote at the meeting, gave the required notice, and was a shareholder of record at the time when he or she gave the required notice. In addition, matters other than nominations for election to the Board must conform to statutory requirements under the Delaware General Corporation Law.

The required notice must be in writing, must contain the information specified in our Bylaws, and must be received at our principal executive offices not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year’s annual meeting of shareholders was released to shareholders. If no meeting was held in the previous year, the date of the annual meeting is changed by more than 30 calendar days from the previous year, or in the event of a special meeting, to be on time, the notice must be delivered by the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was made.

Separate from the notice, the SEC rules entitle a shareholder to require us to include the shareholder proposal in Granite’s proxy materials. However, those rules do not require us to include a nomination for election to the Board (or any other office) or set limits on the content of a shareholder proposal. We are also not required to include eligibility, timeliness, and other requirements (including a requirement that before a shareholder can submit his or her proposal, he or she must have continuously held at least $2,000 in market value or 1% of our common stock for at least one year).

Pursuant to Granite’s Bylaws and the SEC rules, to be considered for inclusion in Granite’s proxy statement for presentation at our 2009 annual shareholder meeting, all shareholder proposals must be received by our Secretary at Granite’s principal executive offices on or before the close of business on Thursday, December 21 , 2008.

Other Matters

As of the date of this proxy statement, the only matters that management intends to present or knows that others will present at the meeting have been included in this proxy statement. If any other matters are properly presented at the meeting, or any adjournment, the persons named in the proxy card will vote the represented shares using their best judgment.

Dated: April 11, 2008	Michael Futch Vice President, General Counsel and Secretary

AMENDMENT NUMBER ONE TO THE
GRANITE CONSTRUCTION INCORPORATED
AMENDED AND RESTATED
1999 EQUITY INCENTIVE PLAN
     The Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan (the “Plan”) is hereby amended as follows:
1. Section 3.3(d) of the Plan is hereby replaced in its entirety as follows:
(d) Performance Shares and Performance Units. Subject to adjustment as provided in Section 5.3, no Employee may be granted (i) Performance Shares which could result in such Employee receiving more than one hundred thousand (100,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, or (ii) Performance Units which could result in such Employee receiving more than two million five hundred thousand dollars ($2,500,000) in cash and more than one hundred thousand (100,000) shares of stock, for each full fiscal year of the Company contained in the Performance Period for such Award.
2. Section 9.4 of the Plan is hereby replaced in its entirety as follows:
9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect one or more measures of business or financial performance (each, a “Performance Measure”). Performance Measures shall have the same meanings as used in the Company’s financial statements, or if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the ultimate value of a Performance Share or Performance Unit Award determined by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit thereof as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to an Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Share or Performance Unit Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Award. Performance Measures may be one or more of the following as determined by the Committee: (a) revenue, (b) operating income, (c) pre-tax profit, (d) net income, (e) gross margin, (f) operating margin, (g) earnings

1

per share, (h) return on stockholder equity, (i) return on capital, (j) return on net assets, (k) economic value added, (l) cash flow and operating cash flow, (m) net operating profits after taxes, (n) net asset value, (o) cost of capital and weighted average cost of capita, (p) economic profit, (q) return on assets, (r) earnings before income tax and depreciation (EBITDA), (s) earnings before income tax (EBIT), (t) return on equity, (u) operating income and adjusted operating income, (v) gross income, (w) return on invested capital, (x) overhead, (y) net operating assets, and (z) safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate).
3. All other provisions of the Plan shall remain in full force and effect.
     To record the adoption of this Amendment Number One, Granite Construction Incorporated has caused the execution of the same by its duly authorized officer.

Dated: March __, 2008	GRANITE CONSTRUCTION INCORPORATED

William G. Dorey

2

IMPORTANT: PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROFIT SHARING AND 401(K) PLAN VOTING DIRECTIVE CARD IN THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If the Trustee has not received your voting directive card by May 15, 2008 Fiduciary Counselors Inc., as Independent fiduciary for the Plan, will direct the Trustee how to vote these shares. As a participant in the Granite Construction Profit Sharing and 401(K) Plan (“the Plan”), you are entitled to vote your shares of the Common Stock held in the Plan. Your voting direction submitted to Mercer Trust Company, Trustee of the Plan, will be confidential.

Please fill in box(es) as shown using black or blue ink or number 2 pencil. Ä PLEASE DO NOT USE FINE POINT PENS.

		FOR all	WITHHOLD
		nominees	AUTHORITY
A vote FOR Proposals 1 & 2 is recommended by the Board of Directors:		(except as marked to	to vote for all nominees
		the left [SEE	listed
1.	ELECTION OF DIRECTORS	INSTRUCTIONS])	at left
	To elect David H. Watts, J. Fernando Niebla and Gary M. Cusumano as directors to hold office for a three-year term and until their respective successors are elected and have qualified.	o	o

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the name(s) on the nominee(s) of the space provided above.)

2.	To act upon a proposal to amend the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan.	FOR o	AGAINST o	ABSTAIN o

3.	To ratify the appointment by Granite’s Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	FOR o	AGAINST o	ABSTAIN o

4.	To grant discretionary authority to William G. Dorey and William E. Barton to vote upon such other matters as may properly come before the meeting. The persons that have made this solicitation know at this time of no other matters to be presented at the meeting.
     PLEASE SIGN ON REVERSE SIDE

GRANITE CONSTRUCTION INCORPORATED
Profit Sharing and 401(K) Plan Voting Directive Card for Annual Meeting of Shareholders
The undersigned hereby directs Mercer Trust Company, as Trustee of the Granite Construction Profit Sharing and 401(K) Plan, to vote all the shares of stock in GRANITE CONSTRUCTION INCORPORATED (“Granite”) beneficially held for me by the Plan at Granite’s Annual Meeting of Shareholders to be held at the Embassy Suites, 1441 Canyon Del Rey, Seaside, California on May 19, 2008 at 10:30 a.m., local time, and at any adjournment thereof (1) as specified upon the proposals listed on the reverse side of this card and as more particularly described in Granite’s Proxy Statement dated April 11, 2008 receipt of which is hereby acknowledged, and (2) to grant to William G. Dorey and William E. Barton the discretion to vote said shares upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s 2007 Annual Report.
Dated:                                         , 2008

The shares represented here shall be voted as specified. IF NO SPECIFICATION IS MADE I AUTHORIZE FIDUCIARY COUNSELORS INC., AS INDEPENDENT FIDUCIARY FOR THE PLAN, TO DIRECT THE TRUSTEE HOW TO VOTE THESE SHARES.

Signature of Shareholder*	(Sign in the Box)

*(Please sign your name exactly as it appears on this proxy card)

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY GRANITE CONSTRUCTION INCORPORATED

ALLOCATED SHARES VOTING DIRECTIVE CARD
FOR ANNUAL MEETING OF SHAREHOLDERS
      The undersigned hereby directs Union Bank of California, N.A. as Trustee of the GRANITE CONSTRUCTION Employee Stock Ownership Plan (the “Plan”) to vote all of the allocated shares of stock of GRANITE CONSTRUCTION INCORPORATED beneficially held for the undersigned by the Trust at Granite’s Annual Meeting of Shareholders to be held at the Embassy Suites, 1441 Canyon Del Rey, Seaside, California on May 19, 2008, at 10:30 a.m., local time, and at any adjournment thereof (1) as specified upon the proposals listed below and as more particularly described in Granite’s Proxy Statement dated April 11, 2008, receipt of which is hereby acknowledged, and (2) to grant to William G. Dorey and William E. Barton the discretion to vote said shares upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of Granite’s 2007 Annual Report.

A vote FOR proposals 1, 2 & 3 is recommended			FOR all	WITHHOLD
by the Board of Directors.			nominees	AUTHORITY
			(except as	to vote for all
			marked below)	nominees listed
below
1.	ELECTION OF DIRECTORS
	To elect David H. Watts, J. Fernando Niebla and Gary M. Cusumano as directors to hold office for a three-year term and until their respective successors are elected and have qualified.		☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.)

Nominees: David H. Watts, J. Fernando Niebla and Gary M. Cusumano

		FOR	AGAINST	ABSTAIN
2.	To act upon a proposal to amend the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan.	☐	☐	☐

3.	To ratify the appointment by Granite’s Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

4.	To grant discretionary authority to William G. Dorey and William E. Barton to vote upon such other matters as may properly come before the meeting.

Please date and sign your name exactly as it appears	Date
on the stock certificate representing your shares.

___Shareholder sign above_____________ Co-holder (if any) sign above_____
The persons that have made this solicitation know at this time of no other matters to be presented at the meeting.
The shares represented hereby shall be voted as specified. If no specification is made, I authorize the Plan’s Committee to direct the Trustee how to vote these shares.
IMPORTANT: PLEASE DATE, SIGN AND MAIL PROMPTLY THIS PROXY IN THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If you attend the meeting, you may vote in person should you wish to do so even though you have already sent in your Proxy.

+	+

á	Detach above card, sign, date and mail in postage paid envelope provided. GRANITE CONSTRUCTION INCORPORATED	á

IMPORTANT: PLEASE SIGN, DATE AND MAIL PROMPTLY THE ALLOCATED SHARES VOTING DIRECTIVE CARD IN THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If you fail to return your voting directive card to the Trustee by May 15, 2008, you will be deemed to have authorized the Plan’s Committee to direct the Trustee how to vote these shares. As a participant in the Granite Construction Employee Stock Ownership Plan (the “Plan”), you are entitled to vote your allocated portion of the shares of the common stock held in the Plan by the Trust. Your voting direction submitted to Union Bank of California, N.A., Trustee of the Plan, will be confidential.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BEFORE IT IS VOTED.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Registrar and Transfer

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY GRANITE CONSTRUCTION INCORPORATED

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints William G. Dorey and William E. Barton and each of them with full power of substitution to represent and to vote all the shares of stock in GRANITE CONSTRUCTION INCORPORATED which the undersigned is entitled to vote at Granite’s Annual Meeting of Shareholders to be held at the Embassy Suites, 1441 Canyon Del Rey, Seaside, California on May 19, 2008, at 10:30 a.m., local time, and at any adjournment thereof (1) as specified upon the proposals listed below and as more particularly described in Granite’s Proxy Statement dated April 11, 2008, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of Granite’s 2007 Annual Report.

A vote FOR proposals 1, 2 & 3 is recommended			FOR all	WITHHOLD
by the Board of Directors.			nominees	AUTHORITY
			(except as	to vote for all
			marked below)	nominees listed
below
1.	ELECTION OF DIRECTORS
	To elect David H. Watts, J. Fernando Niebla and Gary M. Cusumano as directors to hold office for a three-year term and until their respective successors are elected and have qualified.		☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.)

Nominees: David H. Watts, J. Fernando Niebla and Gary M. Cusumano

		FOR	AGAINST	ABSTAIN
2.	To act upon a proposal to amend the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan.	☐	☐	☐

3.	To ratify the appointment by Granite’s Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

4.	To grant discretionary authority to William G. Dorey and William E. Barton to vote upon such other matters as may properly come before the meeting.

Please date and sign your name exactly as	Date
it appears on the stock certificate representing your shares.

___Shareholder sign above__________ Co-holder (if any) sign above________
The persons that have made this solicitation know at this time of no other matters to be presented at the meeting.
The shares represented hereby shall be voted as specified. If no specification is made, such shares will be voted in favor of Proposals 1, 2 and 3.
IMPORTANT: PLEASE DATE, SIGN AND MAIL PROMPTLY THIS PROXY IN THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If you attend the meeting, you may vote in person should you wish to do so even though you have already sent in your Proxy.

+	+

á	Detach above card, sign, date and mail in postage paid envelope provided. GRANITE CONSTRUCTION INCORPORATED	á

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BEFORE IT IS VOTED.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Registrar and Transfer